Exhibit 99.1

SIRIUS SATELLITE RADIO TO OFFER $400 MILLION

OF SENIOR NOTES DUE 2013

SIRIUS to Access Favorable Debt Markets for Opportunistic Financing

Net Proceeds to be Used to Redeem Outstanding Higher Interest Rate Notes and for General Corporate Purposes

NEW YORK – August 2, 2005 – SIRIUS Satellite Radio (NASDAQ:SIRI) today announced the offering of $400 million in aggregate principal amount of Senior Notes due 2013 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States in compliance with Regulation S under the Securities Act. The notes will be senior obligations of SIRIUS.

SIRIUS intends to use the net proceeds from the offering to redeem all of its outstanding 15% Senior Secured Discount Notes due 2007 and 14½% Senior Secured Notes due 2009. The balance of the net proceeds will be used for general corporate purposes.

The securities have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

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About SIRIUS

SIRIUS delivers more than 120 channels of the best commercial-free music, compelling talk shows, news and information, and the most exciting sports programming to listeners across the country in digital quality sound. SIRIUS offers 65 channels of 100% commercial-free music, and features over 55 channels of sports, news, talk, entertainment, traffic and weather for a monthly subscription fee of only $12.95. SIRIUS also broadcasts live play-by-play games of the NFL and NBA, and is the Official Satellite Radio partner of the NFL.

SIRIUS radios for the car, truck, home, RV and boat are manufactured by Alpine, Audiovox, Blaupunkt, Clarion, Delphi, Jensen, JVC, Kenwood, Pioneer, Sanyo and XACT Communications. Available in more than 25,000 retail locations, SIRIUS radios can be purchased at major retailers including Best Buy, Circuit City, Crutchfield, Office Depot, Sears, Target, Wal-Mart and RadioShack. SIRIUS is also available at heavy truck dealers and truck stops nationwide.

SIRIUS radios are currently offered in vehicles from Audi, BMW, Chrysler, Dodge, Ford, Infiniti, Jeep®, Land Rover, Lexus, Lincoln-Mercury, Mazda, Mercedes-Benz, MINI, Nissan, Scion, Toyota, Porsche, Volkswagen and Volvo. Hertz currently offers SIRIUS at major locations around the country.

Click on www.sirius.com to listen to SIRIUS live, or to find a SIRIUS retailer or car dealer in your area.

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance with respect to SIRIUS Satellite Radio Inc. are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. Among the key factors that have a direct bearing on our operational results are: our dependence upon third parties, including manufacturers of SIRIUS radios, retailers, automakers and programming partners, our competitive position and any events which affect the useful life of our satellites.

E-SIRI

Contacts for SIRIUS:

Jim Collins

Media

212-901-6422

jcollins@siriusradio.com

Michelle McKinnon

Analysts

212-584-5285

mmckinnon@siriusradio.com

Jaymie VanValkenburgh

Investors

212-584-5158

jvanvalkenburgh@siriusradio.com